AMARANTUS BIOSCIENCES, Inc.

Parkinson’s Institute

675 Almanor Avenue

Sunnyvale, CA 94085

Phone: 408 737 2734 Fax: 408 521 3636

www.amarantus.com info@amarantus.com

October 4, 2011

Dr. Herschkowitz,

We are pleased to move forward with your bridge loan investment into Amarantus BioSciences. As part of the investment agreement, you are entitled to a security interest in the form of additional common shares of AMBS in the event the Company does not repay your lone in a timely manner. Below are the restrictions on those penalty shares, as will be evidenced by restrictive legend:

1. You are prohibited from selling, transferring, or otherwise disposing of your Penalty Shares;

2. You are prohibited from depositing your Penalty Shares in a brokerage firm;

3. You are prohibited from voting your Penalty Shares;

4. You are required to return your Penalty Shares to Amarantus Biosciences upon notification of timely repayment of the related note you hold with Amarantus Biosciences;

5. If there occurs an Event of Default (as referenced in Section 4.2 of the Note Purchase Agreement between yourself and Amarantus Biosciences), Amarantus Biosciences hereby agrees to remove these restrictive legends.

Please confirm your agreement to the aforementioned terms by executing below.

Regards,

By. /s/ Gerald Commissiong

Gerald Commissiong

Chief Operating Officer

Amarantus BioSciences, Inc.

By./s/ Samuel Herschkowitz

Dr. Samuel Herschkowitz